Exhibit 5.4

[Letterhead of Arthur Cox]

16 May 2013

PRIVATE AND CONFIDENTIAL

To:	Covidien plc
20 Lower Hatch Street
Dublin 2
Ireland

(the “Company”)

Dear Sirs,

1.	Basis of Opinion

1.1	We act as solicitors in Ireland for the Company. This Opinion is furnished to you in connection with (a) the issuance and sale of US$750 million aggregate principal amount of 2.95% Senior Notes due 2023 (the “Notes”) by Covidien International Finance S.A., a Luxembourg company (the “Issuer”) and (b) the issuance of guarantees (the “Guarantees”) of the Notes by each of the Company (the “Company Guarantee”) and Covidien Ltd., a Bermuda company (“Covidien Ltd.” and together with the Company, the “Guarantors”). The Notes and Guarantees were registered pursuant to a filing by the Issuer, the Company and Covidien Ltd. with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (US), as amended (the “Securities Act”) of a Registration Statement on Form S-3 (the “Registration Statement”) and the preliminary prospectus supplement dated 13 May 2013 (the “Preliminary Prospectus Supplement”) and the prospectus supplement dated 13 May 2013 (together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”), each with respect to the offering of the Notes and the Guarantees, and each of which is supplemental to a Prospectus dated 21 June 2010 with respect to the registration of an unlimited amount of unsecured debt securities of the Issuer and the guarantees of such debt securities by the Guarantors.

1.2	The Notes and Guarantees are being issued under an Indenture dated as of 22 October 2007 (as amended and supplemented prior to the date hereof) by and among the Issuer, Covidien Ltd., the Company and Deutsche Bank Trust Company Americas, as trustee (the “Base Indenture”) as supplemented by an Eighth Supplemental Indenture dated as of the date hereof (the “Eighth Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

1.3

This Opinion is solely for the benefit of the addressees of this Opinion and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purposes without our prior written consent provided that, it may be disclosed to regulatory authorities to whom disclosure may be required by applicable laws or regulations and your legal adviser(s) and your successors and permitted assignees on the basis that it is for information only, such persons may not rely upon this Opinion, we have no responsibility to such persons in connection with this Opinion and such persons are bound by restrictions as to disclosure and reliance set out in this Opinion. Notwithstanding the foregoing, we hereby consent to the reliance by Gibson, Dunn & Crutcher LLP on this opinion in rendering its “Exhibit 5” opinion in connection with the issuance of the Notes and Guarantees. In addition, we hereby consent to your filing this opinion as an exhibit to the Form 8-K to be filed by the Company with the Commission in connection with the issuance of the Notes and the Guarantees. Further, we consent to the reference to our firm in the Prospectus Supplement under the caption “Validity of Notes”. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

1.4	This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Eighth Supplemental Indenture or the Company Guarantee (together, the “Documents”) or the transactions contemplated thereby.

1.5	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter;

(b)	the Documents (and no other documents whatsoever) and the Searches (see paragraph 1.9 below),

and is subject to the assumptions and qualifications set out below.

In giving this Opinion, we have relied upon the Closing Certificate (as defined in Schedule 1) and the Searches (see paragraph 1.9 below) and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Closing Certificate or the Searches is required of us.

1.6	No opinion is expressed as to the taxation consequences of the Documents or the transactions contemplated thereby.

1.7	For the purpose of giving this Opinion, we have examined scanned copies sent to us by email in pdf or other electronic format of the Documents. We have also examined the documents referred to in Schedule 1 hereto.

1.8	All words and phrases defined in the Documents and not defined herein shall have the same meanings herein as are respectively assigned to them in the Documents. References in this Opinion to:

(a)	the “1963 Act” means the Companies Act, 1963 as amended and references to the “1990 Act” means the Companies Act 1990 as amended;

(b)	“Companies Acts” means the Companies Acts 1963 to 2005, Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies (Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009 and the Companies (Amendment) Act 2012, all statutory instruments which are to be read as one with, or construed or read together with or as one with, those acts and every statutory modification and re-enactment thereof for the time being in force;

(c)	“CRO” means the Irish Companies Registration Office;

(d)	“Ireland” means Ireland exclusive of Northern Ireland;

(e)	“Searches” means the searches listed in paragraph 1.9.

1.9	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 16 May 2013.

(a)	on the files of the Company maintained by the Registrar of Companies in the CRO for mortgages, debentures or similar charges or notices thereof and for the appointment of any examiner, receiver or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search;

(c)	in the Central Office of the High Court of Dublin for any proceedings filed by or against the Company in the five years prior to the date of the Searches and for any petitions filed in respect of the Company; and

(d)	on the register of persons disqualified or restricted from acting as directors of companies incorporated in Ireland, which is maintained by the Registrar of Companies in the CRO, against the names of the current directors of the Company as identified in the search results referred to at sub-paragraph (a) above.

1.10	This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof) and anyone seeking to rely on this Opinion agrees for our benefit that the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with this Opinion. This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law or change in interpretation of law which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

Capacity, Authority and Status

2.1	The Company is a public limited company and is duly incorporated and validly existing under the laws of Ireland.

2.2	The Company has the necessary corporate power and authority, under its memorandum and articles of association, to enter into, execute and deliver the Documents and to perform its obligations thereunder in accordance with the terms of the Documents.

2.3	The entry into, execution and delivery of the Documents by the Company and the performance of its obligations thereunder does not contravene:

(a)	any law of Ireland applicable to the Company; or

(b)	the memorandum and articles of association of the Company.

2.4	All necessary corporate action required on the part of the Company to authorise the entering into, execution and delivery of the Documents and the performance by the Company of its obligations thereunder has been duly taken.

2.5	The Documents have been duly executed by the Company.

2.6	The Documents are in the proper form for enforcement before the Irish Courts.

3.	Assumptions

For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1	the completeness and authenticity of all documents submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, and the genuineness of all signatures, stamps and seals thereon, that any signatures are the signatures of the persons who they purport to be and that each original was executed in the manner appearing on the copy;

3.2	that, where incomplete versions of the Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, the originals of the Documents correspond in all respects with the last drafts of the complete Documents submitted to us;

3.3	that the Documents have been delivered by the parties thereto and are not subject to any escrow arrangements and the terms thereof will be observed and performed by the parties thereto;

3.4	that the copies produced to us of minutes of meetings and/or of resolutions of directors or shareholders correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and that those identified as present at any such meetings were present at such meetings and were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect;

3.5	that each director of the Company has disclosed any interest which he may have in the Documents or the transactions contemplated thereby in accordance with the provisions of the Companies Acts and the Articles of Association of the Company and none of the directors of the Company has any interest in the Documents or the transactions contemplated thereby except to the extent permitted by the Articles of Association of the Company;

3.6	the absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the Documents and their respective officers, employees, agents and (with the exception of Arthur Cox) advisers.

Accuracy of searches and warranties

3.7	that, based only on the searches referred to in paragraph 1.9(d), no person who has been appointed or acts in any way, whether directly or indirectly as a director or secretary of, or who has been concerned in or taken part in the promotion of, the Company has been the subject of a declaration under Section 150 of the Companies Act, 1990 as amended by Section 41 of the Company Law Enforcement Act, 2001 (Disqualification and Restriction: Directors and other Officers);

3.8	the truth, completeness and accuracy of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. In this connection, it should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date and (c) searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company or its assets;

3.9	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Closing Certificate (as defined in Schedule 1) at the time they were made and at all times thereafter;

Commercial Benefit

3.10	that the Documents do not constitute deeds and that there was consideration for the entering into of the Documents and that the Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit, in respect of which we refer you to the Closing Certificate and the board resolutions attached thereto;

No other information and compliance

3.11	that the Documents are the only documents relating to the subject matter of the relevant transaction (for the purposes of this Opinion) and that there are no agreements or arrangements of any sort in existence between the parties to the Documents which in any way amend or vary the terms of the Documents or in any way bear upon or are inconsistent with the opinions stated herein;

Authority, Capacity, Execution and Enforceability

3.12

that no party to the Documents is a “consumer” for the purposes of Irish law or a “personal consumer” for the purposes of the Central Bank of Ireland’s Consumer Protection Code 2012, that the parties to the Documents (other than the Company to the extent opined on herein) are duly incorporated and validly in existence and that they and their respective signatories have the appropriate capacity, power and authority to execute the Documents to which they are a party, to exercise and perform their respective rights and obligations thereunder and to render those Documents and all obligations thereunder legal, valid, binding and enforceable on them, and that each party to the Documents (other than the Company to the extent opined on herein) has taken all necessary corporate action and other steps to execute, deliver, exercise and perform the Documents to which it is a party and the rights and obligations set out therein;

3.13	that the execution, delivery and performance of the Documents:

(a)	does not and will not contravene the laws of any jurisdiction outside Ireland;

(b)	does not and will not result in any breach of any agreement, instrument or obligation to which the Company is a party; and

(c)	is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland;

3.14	that the Company was not mistaken in entering into the Documents as to any material relevant fact;

3.15	that the Documents constitute legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms under the laws of any relevant jurisdiction other than Ireland insofar as opined on herein;

3.16	that the full and final versions of the Documents were presented to the Company for execution;

Solvency and Insolvency

3.17	that:

(a)	the Company was not unable to pay its debts within the meaning of Section 214 of the 1963 Act and Section 2 of the Companies (Amendment) Act 1990 or any analogous provision under any applicable laws immediately after the execution and delivery of the Documents;

(b)	the Company will not, as a consequence of doing any act or thing which any Document contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such Sections or any analogous provisions under any applicable laws;

(c)	no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to the Company or any of its assets or undertaking; and

(d)	no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any analogous procedure has been presented in relation to the Company;

Financial Assistance and Connected Transactions

3.18	the Company is not, by entering into the Documents or performing its obligations thereunder, providing financial assistance in connection with a purchase or subscription of its shares which would be prohibited by Section 60 of the 1963 Act;

3.19	that none of the transactions contemplated by the Documents are prohibited by virtue of Section 31 of the 1990 Act, which prohibits certain transactions between companies and their directors or persons connected with their directors;

Foreign Laws

3.20	That as a matter of all relevant laws (other than the laws of Ireland):

(a)	all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable to permit the execution, delivery (where relevant) and performance of the Documents or to perfect, protect or preserve any of the interests created by the Documents have been obtained, made or done, or will be obtained, made or done, within any relevant time period(s); and

(b)	the legal effect of the Documents, and the transaction contemplated thereby, and the creation of any interest the subject thereof will, upon execution and, where relevant, delivery of the Documents be effective.

Governing law and jurisdiction

3.21	That under all applicable laws (other than those of Ireland):

(a)	the choice of the laws of the State of New York as the governing law of the Documents (to the extent that they are expressed to be governed by the laws of the State of New York) is a valid and binding selection which will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland); and

(b)	the submission of each party to the Documents to the jurisdiction of the courts of any New York State or United States Federal court sitting in the City of New York (to the extent that they are so expressed) is valid and binding and will be upheld, recognised and given effect by the courts of any relevant jurisdiction (other than those of Ireland).

4.	Qualifications

The opinions set out herein are subject to the following reservations:

General Matters

4.1	We express no opinion as to whether the Documents breach any other agreement or instrument.

4.2	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.3	No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Documents.

4.4	No opinion is expressed on any deed or agreement envisaged by the Documents to be entered at a future date or any future action taken by a party under the Documents.

Due Diligence and Searches

4.5	We have conducted no due diligence of the Company or any of its affiliates or any other person, other than the Searches, and we have not conducted any other searches whatsoever. We have not concluded any due diligence on the status of any person other than the Company, and in particular have not considered any due diligence on the addressees of this Opinion or enquired or investigated as to whether they have obtained their appropriate licenses or approvals.

Execution of Documents

4.6	We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

Sanctions

4.7	If a party to any of the Documents or to any transfer of, or payment in respect of, the Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Documents or in respect of the relevant transfer or payment may be unenforceable or void.

Yours faithfully,

/s/ Arthur Cox
ARTHUR COX

Schedule 1

Closing Documents

1.	The Notes

2.	The Registration Statement

3.	The Prospectus and Prospectus Supplement

4.	Closing Certificate of the Secretary of the Company dated 16 May 2013 (the “Closing Certificate”) with copies of:

(a)	the Company’s Certificate of Incorporation;

(b)	the Company’s Memorandum and Articles of Association; and

(c)	resolutions of the board of directors of the Company passed on 21 March 2013.